Exhibit 10.2

NATIONAL FUEL GAS COMPANY AND PARTICIPATING SUBSIDIARIES

EXECUTIVE RETIREMENT PLAN 2003 TRUST AGREEMENT (I)

TABLE OF CONTENTS

Page
SECTION 1. Restatement and Title of the Trust	2
SECTION 2. Acceptance by the Trustee	4
SECTION 3. Limitation on Use of Funds; Trustee Responsibility Regarding Payments to Member or Beneficiary When the Company is Insolvent; Payments to the Company	4
SECTION 4. Duties and Powers of the Trustee with Respect to Investments	6
SECTION 5. Additional Powers and Duties of the Trustee	8
SECTION 6. Payments by the Trustee	11
SECTION 7. Third Parties	14
SECTION 8. Taxes, Expenses and Compensation	14
SECTION 9. Administration and Records	15
SECTION 10. Removal or Resignation of the Trustee and Designation of Successor Trustee	17
SECTION 11. Enforcement of Trust Agreement and Legal Proceedings	18
SECTION 12. Change in Control Defined	19
SECTION 13. Termination	21
SECTION 14. Amendments	21
SECTION 15. Non-alienation	22
SECTION 16. Communications	22
SECTION 17. Miscellaneous Provisions	24
EXHIBIT A

i

NATIONAL FUEL GAS COMPANY AND PARTICIPATING SUBSIDIARIES

EXECUTIVE RETIREMENT PLAN 2003 TRUST AGREEMENT (I)

     This 2003 RESTATEMENT OF THE TRUST AGREEMENT, made and entered into as of September 1, 2003, by NATIONAL FUEL GAS COMPANY, a corporation organized under the laws of the State of New Jersey, (the Company), and HSBC Bank USA, a bank organized under the laws of the state of New York (the Trustee)

W I T N E S S E T H:

     WHEREAS, the Company established an excess benefit plan, within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), called the National Fuel Gas Company and Subsidiaries Supplemental Executive Retirement Plan (the SERP), for the benefit of certain employees;

     WHEREAS, the Company subsequently established an unfunded plan of deferred compensation under ERISA § 201(2), called the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the Plan), and amended the Plan, so that the Plan provides benefits in addition to and inclusive of those provided under the SERP, and the SERP was terminated effective April 25, 1988;

     WHEREAS, the Plan provides for the Company to pay all benefits from its general assets and does not require it to pay benefits from the assets of any trust or special or separate fund established by the Company to assure those payments;

     WHEREAS, the Company established a revocable trust fund, subject to the Company’s Insolvency, to aid it in meeting its obligations under the SERP, and amended that trust as of May 10, 1996 to aid the Company in meeting its obligations under the Plan;

     WHEREAS, the Company remains concerned that benefits may not be paid under the Plan if there is a Change in Control and wishes to assure payment on and after a Change in Control;

     WHEREAS, the Company wishes to benefit all participants in the Plan, called Members, whether retired or not, and Beneficiaries, on and after a Change in Control;

     WHEREAS, the Company wishes to amend the trust further to provide additional protection to Members and Beneficiaries of the Plan by making the trust generally irrevocable on a Change in Control and to provide that protection as equitably as possible among those Members and Beneficiaries;

     WHEREAS, the Company intends to make contributions to the trust fund to aid it in meeting its obligations under the Plan, until that trust fund is revoked by the Company under the circumstances described in this Trust Agreement, when the trust fund will be returned to the Company, and to provide for the payment of benefits on and after a Change in Control, and in other circumstances, and those contributions will be held by the Trustee, and invested, reinvested and distributed, including subject to the Company’s Insolvency, in accordance with this Trust Agreement;

     WHEREAS, the Trustee is under no duty to determine whether any contributions are in accordance with the Plan or to collect or enforce payment of any contribution; and

     WHEREAS, it is the intention of the parties that this Trust constitute an unfunded arrangement and will not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

     NOW, THEREFORE, in consideration of the mutual covenants in this Trust Agreement, the Company and the Trustee declare and agree as follows:

     SECTION 1. Restatement and Title of the Trust.

     1.1. The Company continues with the Trustee a Trust as restated in its entirety by this agreement, known as the “The National Fuel Gas Company and Participating Subsidiaries

Executive Retirement Plan 2003 Trust (I)” (the Trust), consisting of sums of money and other property acceptable to the Trustee as from time to time are paid or delivered to the Trustee. All that money and other property, all investments and reinvestments made with it or proceeds of it and all earnings and profits on it, less all payments and charges as authorized in this Trust Agreement, are referred to as the “Trust Fund”. The Trust Fund will be held by the Trustee IN TRUST and will be dealt with in accordance with the provisions of this Trust Agreement.

     1.2. The Trust continued by this Trust Agreement is revocable; it will become irrevocable on a Change in Control.

     1.3. The Company at all times has the power to reacquire assets of the Trust Fund by substituting readily marketable securities, other than securities of the Company or any affiliate, of an equivalent value, net of any costs of disposition, and that other property, following that substitution, will constitute the Trust Fund.

     1.4. The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, (the Code) and will be construed accordingly.

     1.5. The principal of the Trust, and any earnings on it, will be held separate and apart from other funds of the Company and, except with respect to the revocability of the Trust prior to a Change in Control, will be used exclusively for the uses and purposes of Members, Beneficiaries and general creditors as in set forth in this Trust Agreement. Members and Beneficiaries have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement will be mere unsecured contractual rights of Members and Beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency.

     1.6. Prior to a Change in Control, the Company, in its sole discretion, at any time, or from time to time, may make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Member or Beneficiary has any right to compel these additional deposits.

     1.7. On a Change in Control, the Company, as soon as possible, but not longer than 15 business days following the Change in Control, must make an irrevocable contribution to the Trust in an amount sufficient to pay each Member or Beneficiary the benefits to which Members and Beneficiaries would be entitled pursuant to the terms of the Plan as of the date of the Change in Control.

     1.8. Within 30 business days following the end of each Plan year ending after a Change in Control, the Company is required to deposit irrevocably additional cash or other property to the Trust in an amount sufficient to pay each Member or Beneficiary the benefits payable pursuant to the terms of the Plan as of the close of the Plan year.

     SECTION 2. Acceptance by the Trustee.

     2.1. The Trustee continues the Trust established under this Trust Agreement on the terms and subject to the provisions set forth in this Trust Agreement, and it agrees to continue to discharge and perform fully and faithfully all the duties and obligations imposed on it under this Trust Agreement.

     SECTION 3. Limitation on Use of Funds; Trustee Responsibility Regarding Payments to Member or Beneficiary When the Company is Insolvent; Payments to the Company.

     3.1. Except with respect to the revocability of the Trust prior to a Change in Control, no part of the corpus or income of the Trust Fund may be recoverable by the Company, used to provide for borrowing from any lender, or used for any purpose other than for the exclusive purpose of providing payments to Members and Beneficiaries in accordance with the provisions of this Trust Agreement until all payments required by this Trust Agreement have been made. However, nothing in this Section may be deemed to limit or otherwise prevent the payment from the Trust Fund of expenses and other charges to the extent provided for in Sections 8 and 17, and the Trust Fund at all times will be subject to the claims of creditors of the Company and its subsidiaries to the extent provided for in Section 3.2.

     3.2. (a) The Trustee must cease payment of benefits to Members and Beneficiaries if the Company is Insolvent. The Company will be considered “Insolvent” if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as debtor under the United States Bankruptcy Code.

          (b) At all times during the continuance of this Trust, as provided in Section 1.1, the principal and income of the Trust will be subject to claims of general creditors of the Company under federal and state law as set forth below.

               (1) The Board of Directors and the Chief Executive Officer of the Company have the duty to inform the Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to the Trustee that Company has become Insolvent, the Trustee will determine whether Company is Insolvent and, pending that determination, the Trustee will discontinue payment of benefits to Members and Beneficiaries.

               (2) Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, the Trustee has no duty to inquire whether the Company is Insolvent. The Trustee may rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

               (3) If at any time the Trustee has determined the Company is Insolvent, the Trustee must discontinue payments to Members and Beneficiaries and will hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement in any way may diminish any rights of Members and Beneficiaries as general creditors of the Company with respect to benefits due under the Plan or otherwise.

               (4) The Trustee will resume the payment of benefits to Members and Beneficiaries in accordance with Section 6 only after the Trustee has determined the Company is not Insolvent (or is no longer Insolvent).

          (c) Provided there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2(b)(3) and subsequently resumes those payments, the first payment following that discontinuance will include the aggregate amount of all payments due to Members and Beneficiaries under the terms of the Plan for the period of that discontinuance, less the aggregate amount of any payments made to Members and Beneficiaries by the Company in lieu of the payments provided for under this Trust Agreement during any such period of discontinuance.

     3.3. Except as provided in Sections 3.1 and 3.2, after the Trust has become irrevocable, the Company will have no right or power to direct the Trustee to return to the Company or to divert any of the Trust assets before all payment of benefits have been made to Members and Beneficiaries pursuant to the terms of the Plan.

     SECTION 4. Duties and Powers of the Trustee with Respect to Investments.

     4.1. The Trustee may not invest in securities (including stock or rights to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests. All rights associated with assets of the Trust will be exercised by the Trustee or the person designated by the Trustee, and in no event will be exercisable by or rest with Members and Beneficiaries.

     4.2. The Company has the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. The right is exercisable by Company in a non-fiduciary capacity without the approval or consent of any person in a fiduciary capacity.

     4.3. (a) The Company, at any time prior to a Change in Control, may direct the Trustee to, and the Trustee, at any time on or after a Change in Control, may segregate all or a specified portion of the Trust Fund into a separate fund (the Directed Fund) and invest it in accordance with the directions of one or more Investment Managers appointed by the Company or the Trustee, as the case may be. Any Investment Manager so appointed must be (1) an investment adviser registered as such under the Investment Advisors Act of 1940, (2) a bank, (3) an insurance company qualified to perform investment management service, under the laws of more than one state of the United States, or (4) any other person acceptable to the Trustee. If the Company appoints an Investment Manager, the Company will deliver to the Trustee a copy of the instruments appointing the Investment Manager and evidencing the Investment Manager’s acceptance of the appointment. The Trustee then will be protected in assuming the appointment of an Investment Manager remains in effect until it is otherwise notified by the Company. All notifications, instructions, and directions under this Section by or from the Company, the Trustee or the Investment Manager must be in writing or they will not be considered as such.

          (b) The Trustee will invest and reinvest the Directed Fund only to the extent and in the manner directed by the Investment Manager, including an investment in any open-end or closed-end investment company or companies, as defined in the Investment Company Act of 1940. In performing its investment duties, the Investment Manager will have, with respect to the Directed Fund, all of the powers of the Trustee listed in Sections 4 and 5 (other than Sections 5.9 and 5.12). If the Trustee does not receive instructions from an Investment Manager with respect to the Directed Fund, the Trustee, after providing notice to the Investment Manager, will invest those amounts in short-term securities of the United States or any agency or instrumentality of it or in one or more investment companies commonly known as “money market” funds, whether or not managed by the Trustee or its affiliates, and, prior to a Change in Control, with the consent of the Company, in a common fund maintained by the Trustee for short-term investments. If the Investment Manager resigns, is removed, is no longer qualified to serve as an Investment Manager under applicable law, the Trustee will reassume complete investment responsibility for the Directed Fund until, prior to a Change in Control, a new Investment Manager is appointed by the Company, or on and after a Change in Control, a new Investment Manager is appointed by the Trustee. On a Change in Control, the Trustee will notify the Investment Manager either it, the Trustee, is appointing the Investment Manager to continue or it, the Trustee, is reassuming complete investment responsibility for the Directed Fund.

          (c) Any Investment Manager acting may issue orders for the purchase or sale of securities directly to a broker or dealer and the Trustee, on request from the Investment Manager, will execute and deliver appropriate trading authorization. Notification of the issuance of each such order must be given promptly to the Trustee by the Investment Manager, and the execution of each such order will be confirmed by the broker to the Investment Manager and to the Trustee. That notification is authority to the Trustee to receive securities purchased against payment for those securities and to deliver securities sold against receipt of the proceeds from them, as the case may be. Unless the Trustee participates knowingly in, or knowingly undertakes to conceal, an act or omission of the Investment Manager, knowing that act or omission to be a breach of the Investment Manager’s responsibilities with respect to the Trust, the Trustee will not be liable for any act or omission of the Investment Manager and will not be under any obligation to invest or otherwise manage the assets of the Plan that are subject to the management of the Investment Manager, and the Trustee has no liability or responsibility for acting or not acting in accordance with any written direction of the Investment Manager or, subject to Section 4.4(b), failing to act in the absence of any such direction. The Company agrees, to the extent permitted by applicable law, to indemnify the Trustee and hold it harmless from and against any claim or liability that may be asserted against it, other than on account of the Trustee’s own negligence or willful misconduct, by reason of the Trustee’s taking or refraining from taking any action in accordance with this Section, including, any claim or liability that may be asserted against the Trustee on account of failure to receive securities purchased, or failure to deliver securities sold, pursuant to orders issued by the Investment Manager directly to a broker or dealer.

     SECTION 5. Additional Powers and Duties of the Trustee.

     The Trustee has the following additional powers and authority with respect to all property constituting a part of the Trust Fund:

     5.1. To sell, exchange or transfer any such property at public or private sale for cash or on credit and grant options for the purchase or exchange of it.

     5.2. To participate in any plan or reorganization, consolidation, merger, combination, liquidation or other similar plan relating to any such property, and to consent to or oppose any such plan or any action thereunder or any contract, lease, mortgage, purchase, sale or other action by any corporation or other entity.

     5.3. To deposit any such property with any protective, reorganization or similar committee; to delegate discretionary power to any such committee; and to pay part of the expenses and compensation of any such committee and any assessments levied with respect to any property so deposited.

     5.4. To exercise any conversion privilege or subscription right available in connection with any such property; to oppose or to consent to the reorganization, consolidation, merger or readjustment of the finances of any corporation company or association, or to the sale, mortgage, pledge or lease of the property or any of the securities that at any time may be held in the Trust Fund and to do any act with reference to the property, including the exercise of options, the making of agreements or subscriptions and the payment of expenses, assessments or subscriptions, that may be deemed necessary or advisable in connection with those actions, and to hold and retain any securities or other property that it may so acquire.

     5.5. To commence or defend suits or legal proceedings and to represent the Trust in all suits or legal proceedings; to settle, compromise or submit to arbitration, any claims, debts or damages, due or owing to from the Trust.

     5.6. To exercise, personally or by general or limited power of attorney, any right, including the right to vote, appurtenant to any securities or other such property.

     5.7. To borrow money from any lender in amounts and on terms and conditions as are deemed advisable or proper to carry out the purposes of the Trust and to pledge any securities or other property for the repayment of any such loan.

     5.8. To hold any mortgage in its own name or in the name of a nominee, with or without the addition of words indicating that the mortgage is held in a fiduciary capacity, and to cause to be formed a corporation, partnership, trust or other entity to hold title to any mortgage with those powers, all on terms and conditions as are deemed advisable; to renew or extend or participate in the renewal or extension of any mortgage, and to agree to a reduction in the rate of interest on any mortgage or to any other modification or change in the terms of any mortgage or of any guarantee pertaining to it, in any manner and of any guarantee pertaining to it, in any manner and to any extent that is deemed advisable for the protection of the Trust or the preservation of any covenant or condition of any mortgage or in the performance of any guarantee, or to enforce any default in the manner and to the extent as is deemed advisable; and to exercise and enforce any and all rights of foreclosure, to bid on any property on foreclosure, to take a deed in lieu of foreclosure with or without paying a consideration for it and in connection with it to release the obligation on the bond secured by that mortgage, and to exercise and enforce in any action, suit or proceeding at law or in equity any rights or remedies in respect of any such mortgage or guarantee.

     5.9. To engage any legal counsel, including counsel to the Company, or any other suitable agents, to consult with that counsel or those agents with respect to the construction of this Trust Agreement, the duties of the Trustee under it, the transactions contemplated by this Trust Agreement or any act the Trustee proposes to take or omit, to rely on the advice of such counsel or agents, and to pay its reasonable fees, expenses and compensation from the Trust, unless paid by the Company.

     5.10. To register any securities held by it in its own name or in the name of any custodian of such property or of its nominee, including the nominee of any system for the central handling of securities, with or without the addition of words indicating that such securities are held in a fiduciary capacity, to deposit or arrange for the deposit of any such securities with such a system and to hold any securities in bearer form.

     5.11. On the direction of the Company, to enter into or assume any contract or policy with an insurance company or companies for the purpose of investment, insurance coverage or otherwise, to pay from the Trust Fund premiums, assessments, dues, charges and interest, if any, with respect to those contracts or policies, to exercise any and all of the rights, options or privileges (including, but not limited to, the right to borrow) under those contracts or policies, to otherwise take actions that may be available under those contracts or policies. However, the Trustee will be the sole owner of all those contracts held as assets of the Trust Fund. The Trustee will have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against that policy.

     5.12. To make, execute and deliver, as the Trustee, any and all deeds, leases, notes, bonds, guarantees, mortgages, conveyances, contracts, waivers, releases or other instruments in writing necessary or proper for the accomplishment of any of the powers listed above.

     5.13. Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee may not have any power that could give this Trust the objective of carrying on a business and dividing the gains from it, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

     SECTION 6. Payments by the Trustee.

     6.1. The Company will deliver to the Trustee at least annually a schedule (the Payment Schedule) that indicates the amounts payable in respect of each Member and Beneficiary, that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which that amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of that amount. Except as otherwise provided in this Trust Agreement, the Trustee will make payments to the Members and Beneficiaries in accordance with the Payment Schedule. On and after a Change in Control, the Trustee will make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and will pay amounts withheld to the appropriate taxing authorities or determine that those amounts have been reported, withheld and paid by the Company. Prior to a Change in Control, the Company is responsible for that reporting, withholding and payment.

     6.2. The entitlement of a Member or Beneficiary to benefits under the Plan will be determined by Company or a party it designates under the Plan, and any claim for those benefits will be considered and reviewed under the procedures set out in the Plan.

     6.3. Prior to a Change in Control or, if earlier, until it notifies the Trustee otherwise, the Company will make payment of benefits directly to Members and Beneficiaries as they become due under the terms of the Plan. The Company will notify the Trustee of its decision to not make payment of benefits directly prior to the time amounts are payable to Members and Beneficiaries. In addition, if the principal of the Trust, and any earnings on it, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company will make the balance of each such payment as it falls due. The Trustee will notify the Company when principal and earnings are not sufficient.

     6.4. (a) On a Change in Control, the Trustee first must obtain from the Company a current Payment Schedule, and then determine if the Company has paid any of the amounts listed on it. To the extent the Company has not paid any amount due to be paid pursuant to the Payment Schedule, the Trustee will pay the amount specified or determined from the formulas and adjustments, in the then current Payment Schedule, subject to Sections 6.5 and 6.6, to each Member listed as a former employee of the Company or to the Beneficiary in a cash lump sum. The Trustee will file with the Company a written report of that payment within 15 days after making the payment. For all purposes of this Trust Agreement, a Beneficiary is the beneficiary of a deceased Member designated directly to the Trustee, or the beneficiary designated to the Company and reflected on the current Payment Schedule (and substantiated with a copy of the beneficiary designation held by the Company), if it is more recent, or, if there is none of either of those or the Trustee cannot reasonably determine the beneficiary designated in either manner, the legal representative of the deceased Member’s estate.

          (b) At any time following a Change in Control, on termination of the Company’s employment of a Member listed on the Payment Schedule, the amount specified or determined from the formulas and adjustments contained in the then current Payment Schedule, subject to Sections 6.5 and 6.6, will be paid by the Trustee to the Member or Beneficiary in a cash lump sum after the Trustee determines the extent to which the amount has not been paid by the Company. If the Company does not notify the Trustee of the Member’s termination of employment, the Member may deliver to the Trustee two duly executed and notarized Affidavits and Receipts in substantially the form attached as Exhibit A, and, in the case of a deceased Member, the Beneficiary may deliver two copies of the Member’s death certificate. The Trustee will file with the Company a written report of that payment, with one Affidavit and Receipt or one copy of the death certificate, if any, within 15 days after making the payment.

          (c) If, at any time after a Change in Control the Trust finally is determined by the Internal Revenue Service (the IRS) not to be a “grantor trust” with the result that the income of the Trust Fund is not treated as income of the Company pursuant to Code §§ 671-679, or if a tax is finally determined by the IRS or by counsel to the Trustee to be payable by one or more Members in respect of any right, title or interest in any assets of the Trust Fund prior to termination of employment with the Company, then the amount specified or determined from the formulas and adjustments contained in the then current Payment Schedule, subject to Sections 6.5 and 6.6, will be paid by the Trustee in a cash lump sum as soon as practicable to each Member or Beneficiary, subject to reduction for amounts paid by the Company, regardless of whether that Member’s employment with the Company has terminated and without the necessity of presentation of an Affidavit and Receipt or death certificate.

     6.5. If the Trustee holds life insurance contracts or policies on the life of any Member, the Member may elect, with the consent of the Company prior to a Change in Control and the consent of the Trustee on and after a Change in Control, under procedures adopted by the

Trustee and subject to Section 6.6, to have those contracts or policies assigned to him or her and distributed to that Member in satisfaction of that portion of the cash lump sum payment to which the Member otherwise would be entitled under the preceding subsections that those contracts or policies represent. The determination of the fair market value of such a contract or policy will be made by the Trustee after consultation with an actuary.

     6.6. On and after a Change in Control, any payment made to a Member or Beneficiary at any time under this Trust Agreement may not exceed the pro rata portion of the assets of the Trust Fund determined to be allocable to that payment, based on the then current Payment Schedule. The Trustee will determine the sufficiency of the Trust Fund at the time of any such payment. If the Trustee determines the Trust Fund is not sufficient to make all payments due at that time and in the future, the Member or Beneficiary, as the case may be, will receive a pro rata payment based on the amount to be paid to the Member or Beneficiary compared to the aggregate amount otherwise payable at that time and in the future to all Members and Beneficiaries. Any amount not paid because of this reduction will be considered as part of the payments to be made subsequently, subject to the same pro rata limitations. The Trustee must engage an actuary to determine the present value of amounts payable in the future and will use reasonable actuarial assumptions as determined by the Trustee, in consultation with the actuary.

     SECTION 7. Third Parties.

     7.1. A third party dealing with the Trustee is not required to make inquiry as to the authority of the Trustee to take any action nor under any obligation to follow the proper application by the Trustee of the proceeds of sale of any property sold by the Trustee or to inquire into the validity or propriety of any act of the Trustee.

     SECTION 8. Taxes, Expenses and Compensation.

     8.1. The Company from time to time will pay taxes of any kind lawfully levied or assessed on or payable in respect of the Trust Fund, the income or any property forming a part of it, or any security transaction pertaining to it. To the extent that any taxes lawfully levied or assessed on the Trust Fund are not paid by the Company, the Trustee will pay those taxes out of the Trust Fund. On and after a Change in Control, no taxes (other than applicable withholding taxes and charges pursuant to Section 6.1 and other taxes relating to the Trust Fund for which the Trustee has been assessed by the appropriate federal, state or local taxing authority) may be paid from the Trust Fund. The Trustee will contest the validity of those taxes in any manner deemed appropriate by the Company or its counsel, but at Company expense, or the Company itself may contest the validity of any of those taxes.

     8.2. Any other reasonable expenses incurred by the Trustee in the performance of its duties under this Trust Agreement, including brokerage commissions, will be charged against and paid from the Trust Fund to the extent the Company does not pay those expenses.

     8.3. The Company will pay the Trustee reasonable compensation for its services as may be agreed on in writing from time to time by the Company and the Trustee. That compensation will be charged against and paid from the Trust Fund to the extent the Company does not pay that compensation.

     SECTION 9. Administration and Records.

     9.1. The Trustee will keep or cause to be kept accurate and detailed accounts of any investments, receipts, disbursements and other transactions under this Trust Agreement, and all accounts, books and records relating to that will be open to inspection and audit at all reasonable times by any person designated by the Company and, on and after a Change in Control, by any Member. All those accounts, books and records will be preserved (in original form, or on microfilm, magnetic tape or any other similar process) for the period the Trustee determines, but the Trustee may destroy those accounts, books and records only after first notifying the Company and, on and after a Change in Control, all the Members in writing of its intention to do so and transferring to the Company, with, on and after a Change in Control, a copy to a representative of the Members, any of those accounts, books and records requested.

     9.2. Within 60 days after the close of each calendar year, and within 60 days after the removal or resignation of the Trustee or the termination of the Trust, the Trustee will file with the Company a written account setting forth all investments, receipts, disbursements and other transactions effected by it during the preceding calendar year or during the period from the close of the preceding calendar year to the date of its removal, resignation or termination, including a description of all investments and securities purchased and sold with the cost or net proceeds of those purchases or sales and showing all cash, securities and other property held at the end of that calendar year or other period. After 90 days from the date of filing that annual or other account, the Trustee will be forever released and discharged from all liability and accountability with respect to the propriety of its acts and transactions shown in that account, except with respect to any acts or transactions as to which the Company, or, on and after a Change in Control, a representative of the Members, within that 90-day period files with the Trustee written objections.

     9.3. The Trustee from time to time must permit an independent public accountant selected by the Company (except one to which the Trustee has reasonable objection) to have access during ordinary business hours to records as may be necessary to audit the Trustee’s accounts.

     9.4. As of the last day of each calendar year, the fair market value of the assets held in the Trust Fund will be determined. The Trustee will file with the Company, and, on and after a Change in Control, a representative of the Members, the written report of the determination of that fair market value.

     9.5. Nothing contained in this Trust Agreement may be construed as depriving the Trustee or the Company of the right to have a judicial settlement of the Trustee’s accounts, and on any proceeding for a judicial settlement of the Trustee’s accounts or for instructions the only necessary parties to it in addition to the Trustee are the Company and, on and after a Change in Control, a representative of the Members.

     9.6. If the Trustee is removed or resigns, the Trustee will deliver to the successor trustee all records required by the successor trustee to enable it to carry out the provisions of this Trust Agreement.

     9.7. In addition to any returns required of the Trustee by law, the Trustee must prepare and file tax reports and other returns as the Company and the Trustee from time to time agree.

     9.8. The Members at any time may chose a representative to receive information, notices, make objections, and the like under this Section. The Trustee is not required to deal with more than one representative. If more than one representative purports to represent the Members, that person or entity representing the most Members will be considered by the Trustee to be the representative of the Members under this Section.

     9.9. In any case in this Trust Agreement where the Trustee is protected, that protection is to the maximum extent of the law.

     SECTION 10. Removal or Resignation of the Trustee and Designation of Successor Trustee.

     10.1. At any time prior to a Change in Control, the Company may remove the Trustee with or without cause, on at least 60 days’ notice in writing to the Trustee. On and after a Change in Control, the Trustee may not be removed, except by order of a court having competent jurisdiction.

     10.2. The Trustee may resign at any time upon at least 60 days’ notice in writing to the Company and, on and after a Change in Control, the Members.

     10.3. If the Trustee is removed or resigns, the Trustee will duly file with the Company a written account as provided in Section 9.2 for the period since the last previous annual accounting, listing the investments of the Trust Fund and any uninvested cash balance of it, and setting forth all receipts, disbursements, distributions and other transactions respecting the

Trust not included in any previous account, and if written objections to that account are not filed as provided in Section 9.2, the Trustee is forever released and discharged from all liability and accountability with respect to the propriety of its acts and transactions shown in that account.

     10.4. Within 60 days after any notice of removal or resignation of the Trustee, the Company will designate a successor trustee qualified to act under this Trust Agreement. However, if a Trustee resigns on or after a Change in Control, then the successor Trustee qualified to act under this Trust Agreement may be only any bank, trust company or other financial institution that may serve as Trustee under applicable law acceptable to at least 50% of the members of the Board immediately prior to the Change in Control then living and readily available and willing to make that decision. If no designation has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding will be allowed as administrative expenses of the Trust. Each successor Trustee, during the period it acts as such, has the powers and duties conferred in this Agreement on an individual Trustee, and the word “Trustee” wherever used in this Agreement, except where the context otherwise requires, is deemed to include any successor Trustee. On designation of a successor Trustee and delivery to the resigned or removed Trustee of written acceptance by the successor Trustee of the designation, the resigned or removed Trustee promptly will assign, transfer, delivery and pay over to that successor Trustee, in conformity with the requirements of applicable law, the funds and properties in its control or possession then consisting the Trust Fund. The transfer will be completed within 30 days after receipt of notice of resignation, removal or transfer.

     SECTION 11. Enforcement of Trust Agreement and Legal Proceedings.

     11.1. The Company has the right to enforce any provision of this Trust Agreement, and, on or after a Change in Control, any Member has the right as a beneficiary of the Trust to enforce any provision of this Trust Agreement that affects the right, title and interest of that Member in the Trust. Except to the extent provided in Section 3.2 or as otherwise required by applicable law, in any actions or proceedings affecting the Trust, the only necessary parties are the Company, the Trustee, and, on or after a Change in Control, the Members and, except as otherwise required by applicable law, no other person is entitled to any notice or service of process. Any judgment entered in such an action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Trust.

     11.2. If the Trustee receives notification pursuant to Section 3.2 that the Company is Bankrupt or Insolvent, the Trustee promptly will give notice of that in writing to all Members and Beneficiaries listed on the then current Payment Schedule as soon as it is reasonably practicable.

     SECTION 12. Change in Control Defined.

          (a) A “Change in Control” will be deemed to have occurred if any of the following has occurred:

               (i) either (a) the Company receives a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission (SEC) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the 1934 Act) disclosing that any person (as that term is used in Section 13(d) of the 1934 Act) (Person), is the beneficial owner, directly or indirectly, of 20% or more of the outstanding stock of the Company or (b) the Company has actual knowledge of facts that would require any Person to file such a report on Schedule 13D, or to make an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of 20% or more of the outstanding stock of the Company;

               (ii) purchase by any Person, other than the Company or a wholly-owned subsidiary of the Company or an employee benefit plan sponsored or maintained by the Company or a wholly-owned subsidiary of the Company, of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that after consummation of the offer, that

Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 20% or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

               (iii) approval by the shareholders of the Company of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) any consolidation or merger in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least a majority of the common stock of the corporation which owns all of the common stock of the Company), or (c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

               (iv) a change in the majority of the members of the Board within a 24-month period unless the election or nomination for election by the Company’s shareholders of each new director was approved by the vote of at least 2/3 of the directors then still in office who were in office at the beginning of the 24-month period.

     12.2. No Change in Control may be deemed to have occurred for purposes of this Trust Agreement until the Trustee has actual knowledge from a reliable source, not including a Member acting in his or her individual capacity, of that Change in Control. A written notarized statement that a Change in Control has occurred, delivered to the Trustee and signed by at least 50% of the individuals then living who were members of the Board as of any date during the one-year period ending on the date that notice is received by the Trustee will be deemed to be actual knowledge from a reliable source, and a report filed with the Securities and Exchange Commission, a public statement issued by the Company, or a periodical of general circulation, including but not limited to The New York Times or The Wall Street Journal, is deemed to be a reliable source, regardless of the manner in which that report of a change in Control is made known to the Trustee.

     SECTION 13. Termination.

     13.1. The Company may terminate this Trust on 30 days’ written notice to the Trustee. On receipt by the Trustee of that notice of termination of the Trust and documentation of the approval of all Members, the Trustee, with reasonable promptness after receipt of any such notice, will arrange for the orderly distribution of the Trust property, or remaining amounts of it, in conformity with the provisions of applicable law.

     13.2. Except as provided in Section 13.1, on and after a Change in Control, the Trust may not terminate until the date on which Members and Beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan.

     13.3. On termination of the Trust, any assets remaining in the Trust will be returned to Company.

     SECTION 14. Amendments.

     14.1. At any time prior to a Change in Control, the Company from time to time may amend or modify, in whole or in part, any or all of the provisions of this Trust Agreement that cannot adversely affect the interests of any Members and that do not conflict with the terms of the Plan. Any such amendment may be made only with notice to all Members, but need not have the consent of any Member.

     14.2. Except as provided in Section 14.1, this Trust Agreement may not be amended by the Company or its successor, except as may be required by applicable law or with the consent of the Trustee and, on and after a Change in Control, all Members.

     14.3. The Company and the Trustee will execute supplements to, or amendments of, this Trust Agreement necessary to give effect to any amendment or modification.

     SECTION 15. Non-alienation.

     15.1. Benefits payable to Members and Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     SECTION 16. Communications.

     16.1. All communications of any kind under all provisions of this Trust Agreement, including instructions, elections, notifications, and directions, must be in writing and all communications to parties required under this Agreement must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (any mailed notice to be effective four days after the date it is mailed) or (c) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for that party (or to such other address as such party designates in a writing complying with this Section, delivered to the other party):

If to the Company:

National Fuel Gas Company
Prior to October 6, 2003:
10 Lafayette Square
Buffalo, New York 14203
After October 5, 2003:
6363 Main Street
Williamsville, New York 14221

Attention: General Counsel
Telephone: (716) 857-7548
Fax: (716) 857-7195

with a copy to:

Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, New York 14203-2391
Attention: Dianne Bennett
Telephone: (716) 848-1406
Fax: (716) 849-0349

If to the Trustee:

HSBC Bank USA
17th Floor
One HSBC Center
Buffalo, New York 14203
Attention: Retirement Financial Services
Telephone: (716) 841-2424
Fax: (716) 841-4244

     16.2. All communications of any kind to a Member, Beneficiary or representative of Members must be in writing and delivered as in Section 16.1 and delivered to the address on the Payment Schedule, or a more updated address as specified by the Member, Beneficiary or representative pursuant to Section 16.1.

     16.3. No communication is binding on any entity until received by that entity.

     16.4. Any action of the Company pursuant to this Trust Agreement, including all orders, requests, directions, instructions, approvals and objections of the Company to the Trustee, must be in writing signed on behalf of the Company by any duly authorized officer of the company. The Trustee may rely on, and will be fully protected with respect to, any such action taken or omitted in reliance on, any information, order, request, direction, instruction, approval, objection list and Payment Schedule delivered to the Trustee by the Company or, to the extent applicable under this Trust Agreement, by a Member or the legal representatives of his or her estate.

     SECTION 17. Miscellaneous Provisions.

     17.1. This Trust Agreement is binding on and inures to the benefit of the Company and the Trustee and their respective successors and assigns.

     17.2. The Company will pay and protect, indemnify and save harmless the Trustee and its officers, employees and agents from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) of any nature arising from or relating to any action by or any failure to act by the Trustee, its officers, employees and agents or the transactions contemplated by this Trust Agreement, including, but not limited to, any claim made by a Member or his or her Beneficiary with respect to payments made or to be made by the Trustee, any claim made, whether before or after a Change in Control, by the Company or its successor, whether pursuant to a sale of assets, merger, consolidation, liquidation or otherwise, that this Trust Agreement is invalid or ultra vires, except to the extent that any such loss, liability, action, suit, judgment, demand, damage, cost or expense has been determined by final judgment of a court of competent jurisdiction to be the result of the gross negligence or willful misconduct of the Trustee, its officers employees or agents. To the extent the Company has not fulfilled its obligations under this Section, the Trustee will be reimbursed out of the assets of the Trust Fund or may set up reasonable reserves for the payment of those obligations. No personal liability will attach to or be incurred by any employee, officer or director of the Company, as such, under or by reason of the terms or conditions contained in or implied from this Trust Agreement.

     17.3. The Trustee assumes no obligation or responsibility with respect to any action required by this Trust Agreement on the part of the Company.

     17.4. Any corporation into which the Trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger, reorganization or consolidation to which the Trustee may be a party, or any corporation to which all or substantially all the trust business of the Trustee may be transferred is the successor of the Trustee without the execution or filing of any instrument or the performance of any act.

     17.5. Any provision of this Trust Agreement prohibited by law is ineffective to the extent of any such prohibition, without invalidating the remaining provisions of this Trust Agreement.

     17.6. Titles to the Sections of this Trust Agreement are included for convenience only and do not control the meaning or interpretation of any provision of this Trust Agreement.

     17.7. To the maximum extent consistent with ERISA, this Trust Agreement and the Trust established under it will be governed by and construed, enforced and administered in accordance with the laws of the State of New York, and the Trustee will be liable to account only in the courts of that state.

     17.8. This Trust Agreement may be executed in any number of counterparts, each of which will be deemed to be the original, although the others are not produced.

     IN WITNESS WHEREOF, this Trust Agreement has been duly executed by the parties to it as of the day and year first above written.

NATIONAL FUEL GAS COMPANY

By: /s/ Philip C. Ackerman

Name: Philip C. Ackerman
Title: Chairman, President, CEO

Attest:

/s/ Anna Marie Cellino

Secretary

HSBC BANK USA, AS TRUSTEE

By: /s/ Paul L. Morris

Name: Paul L. Morris
Title: Vice President

Attest:

/s/ Paul L. Morris

/s/ James S. Buccella

First Vice President

STATE OF NEW YORK	)

	)	SS:

COUNTY OF ERIE	)

     On the 27th day of August, 2003, before me personally came Philip C. Ackerman to me known, who, being by me duly sworn, did depose and say that he/she resides in Erie County, New York, and that he/she is the Chairman/President/CEO of National Fuel Gas Company, one of the corporations described in and which executed the foregoing instrument; and that he/she signed his/her name thereto by order of the Board of Directors of said corporation.

PAULA M. CIPRICH	/s/ Paula M. Ciprich
Notary Public, State of New York
Qualified in Erie County My Commission Expires May 19, 2006	Notary Public

STATE OF New York	)

	)	SS:

COUNTY OF Erie	)

     On the 27th day of August, 2003, before me personally came Paul L. Morris to be known, who, being by me duly sworn, did depose and say that he/she resides in Hamburg, New York; that he/she is the Vice President of HSBC Bank USA, one of the corporation described in and which executed the foregoing instrument; and that he/she signed his/her name thereto by order of the Board of Directors of said corporation.

/s/ Cynthia M. Wylegala

Notary Public

CYNTHIA M. WYLEGALA Notary Public, State of New York Qualified in Erie County My Commission Expires July 23, 2006

EXHIBIT A

AFFIDAVIT AND RECEIPT

     I,                                       , under penalties of perjury, do hereby solemnly state:

     That I make this Affidavit in order to induce the Trustee of the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan Trust to pay me $                    pursuant to its terms; and

     That my employment with the National Fuel Gas Company or any of its subsidiaries was terminated on                    .

Member

STATE OF	)

	):	ss.

COUNTY OF	)

     On the                     day of                    , 200                   , before me personally came                                        to me known, who, being by me duly sworn, did depose and say that he/she resides at                                                                             , and that the statements herein are all materially correct.

Notary Public